Exhibit 99.1

     Pacific Premier Bancorp, Inc. to Present at Friedman Billings Ramsey
             11th Annual Investor Conference on December 1, 2004

    COSTA MESA, Calif., Nov. 23 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc., (Nasdaq: PPBI) (the "Company"), announced today that it has been invited to participate in the Friedman Billings Ramsey ("FBR") 11th Annual Investor Conference to be held at the Grand Hyatt New York on
November 30 and December 1, 2004. Steven R. Gardner, President and CEO of the Company, will be presenting on behalf of the Company at 9:30 a.m. EST on Wednesday, December 1, 2004.

    Attendance at the FBR conference is by invitation only. Investors, analysts and the general public may listen to the broadcast live via webcast. Individuals interested in listening to the webcast should allow sufficient time prior to the presentation to register and login. On the day of the event, a link to the webcast will be available on the Company's website www.ppbi.net, or through FBR's conference website www.FBR.com/Investor2004/. An archive of the webcast will be available for sixty days following the presentation, beginning at 3 p.m. EST on December 2, 2004. Mr. Gardner's presentation materials will be available in the Investor Relations section of the Company's website prior to the beginning of his presentation.

     PPBI Presentation
     Wednesday, December 1, 2004
     9:30 a.m. EST

     Webcast URL
     www.ppbi.net
     Real Media or Windows Media player required

    The Company is a savings and loan holding company that owns 100% of the capital stock of Pacific Premier Bank, F.S.B. (the "Bank"), the Company's principal operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business includes branch banking and income property and construction lending. The Bank currently operates three full-service branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach. For more information see www.ppbi.net.

    The webcast and presentation referenced in this release may include forward-looking statements (related to the Company's plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: changes in the competitive marketplace; changes in the interest rate environment; changes in economic conditions; risks associated with credit quality and a corresponding increase in the provision for possible loan and lease losses; outcome of pending litigation; changes in the regulatory environment; changes in the California economy and in particular the real estate market, and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    For further information, please contact: Steven R. Gardner, President/CEO, or John Shindler, Senior Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000.

SOURCE  Pacific Premier Bancorp, Inc.
    -0-                             11/23/2004
    /CONTACT: Steven R. Gardner, President/CEO, or John Shindler, Senior Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
    /Web site:  http://www.FBR.com/Investor2004 /
    /Web site:  http://www.ppbi.net /
    (PPBI)

CO:  Pacific Premier Bancorp, Inc.
ST:  California, New York
IN:  FIN
SU:  TDS